Exhibit 10.31

2008 AMENDED AND RESTATED

ACCO BRANDS CORPORATION
SUPPLEMENTAL RETIREMENT PLAN

Section 1.  Purpose; Effective Date.

(a)     This ACCO Brands Corporation Supplemental Retirement Plan (the “Plan”) is an unfunded excess benefit plan established by ACCO Brands Corporation pursuant to Section 4(b)(5) of ERISA as well as an unfunded benefit plan established for the purpose of providing deferred compensation for a select group of United States-based management or highly compensated employees of ACCO Brands Corporation and its subsidiaries as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA in order to induce employees of outstanding ability to join or continue in the employ of the Company and to increase their efforts for its welfare by providing them with supplemental retirement benefits notwithstanding the limitations imposed by the Internal Revenue Code on retirement benefits from tax qualified plans.

(b)     The Plan is hereby amended and fully restated effective January 1, 2008 (“Effective Date”) for the specific purpose of compliance with section 409A of the Code.  This amendment and restatement shall govern the accrual and the commencement of the distribution of all benefits under the Plan on and after the Effective Date, and the modification on or after the Effective Date of any previous benefit payment election to the extent permitted hereunder.

Section 2.  Definitions.  As used in the Plan, the following words shall have the following meanings:

(a)     “Affiliated Employment” means employment by any United States employer which, at the time of such employment, is or was a member of the controlled group of employers (within the meaning of section 414(b), 414(c) and 414(m) of the Code) that includes ACCO Brands Corporation, or thereafter becomes or became a member of such controlled group of employers.  “Affiliated Plan” means a tax-qualified defined benefit pension plan by which an employee of the Company had been covered during Affiliated Employment (which, for the avoidance of doubt, on the Effective Date includes only the Retirement Plan).  “Affiliated Employer” means an employer respecting Affiliated Employment.

(b)     “Board” means the Board of Directors of ACCO Brands Corporation.

(c)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(d)     “Committee” means the Administrative Committee administering the Retirement Plan.

(e)     “Company” means ACCO Brands Corporation, ACCO Brands USA LLC, General Binding Corporation, Day-Timers, Inc., any other Affiliated Employer that is a participating employer under the Retirement Plan, and their respective successors and assigns.

(f)      “Eligible Employee” means an individual who is a United States-based employee of the Company who is within the category of a select group of management or highly compensated employees as referred to in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and who in any Plan Year earns compensation in excess of the 401(a)(17) Limitations or, but for the 415 Limitations and 401(a)(17) Limitations, would be entitled to accrual of a benefit under the Retirement Plan in excess of the 415 Limitations.

(g)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)     “415 Limitations” means the Retirement Plan provisions adopted pursuant to Section 415 of the Internal Revenue Code to limit annual Retirement Plan benefits pursuant to Section 415(b) thereof.

(i)      “401(a)(17) Limitations” means the Retirement Plan provisions adopted pursuant to Section 401(a)(17) of the Internal Revenue Code to limit compensation considered for purposes of computing Retirement Plan benefits to $230,000, effective as of January 1, 2008, or such greater amount permitted for such year in accordance with regulations promulgated by the Secretary of the Treasury or his delegate.

(j)      “Normal Retirement Date” means the last day of the calendar month in which a Participant attains age 65.

(k)     “Participant” means an Eligible Employee who is entitled to a benefit under Section 3 of the Plan.

(l)      “Plan Year” means the calendar year.

(m)    “Retirement Plan” means the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees as amended from time to time.

(n)     “Separation from Service” shall have the meaning as defined under Treasury Regulation Section 1.409A-1(h) respecting ACCO Brands Corporation and all Affiliated Employers which, among other circumstances, is deemed to have occurred if the Participant and ACCO Brands Corporation and all Affiliated Employers reasonably anticipate that, upon the termination of the Participant’s employment, no further services would be performed by the Participant for ACCO Brands Corporation or any Affiliated Employer thereafter or that the level of bona fide services the Participant would perform thereafter (whether as an employee or as an independent contractor) would not at any time exceed 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or such lesser period constituting the entire period in which services were so provided).

(o)     “Surviving Spouse” means the surviving husband or wife of a Participant; provided, that in the case of any pre-retirement survivor annuity benefit payable under Section 3, such surviving husband or wife had been married to the Participant throughout the one-year period ending on the date of death of such Participant.

Section 3.  Retirement Benefits.

(a)     Each Eligible Employee to whom benefits become payable under the Retirement Plan (hereinafter referred to in this Section 3 as a “Participant”) shall be paid a supplemental annual retirement benefit under the Plan equal in amount to the difference between (i) the aggregate benefit payable under the Retirement Plan and the Affiliated Plans and (ii) the benefit that would be payable if the 401(a)(17) Limitations and the 415 Limitations were not contained therein and if the Participant did not make deferrals of compensation under the former ACCO World Corporation Executive Deferred Compensation Plan pursuant to which certain Participants were entitled to defer payment of salary and bonus (“Deferred Compensation Plan”).   If such Participant’s Surviving Spouse is entitled to a pre-retirement survivor annuity benefit under the Retirement Plan, the Surviving Spouse shall be paid a pre-retirement survivor annuity benefit under the Plan equal to the difference between (iii) the aggregate pre-retirement survivor annuity payable under the Retirement Plan and the Affiliated Plans and (iv) the pre-retirement survivor annuity that would be payable if the 401(a)(17) Limitations and the 415 Limitations were not contained therein and if the Participant did not make deferrals of compensation under the Deferred Compensation Plan.  To the extent that the benefit payable to a Participant (or pre-retirement survivor annuity benefit payable to a Surviving Spouse) under the Plan commences on a different date (pursuant to Section 3(e) hereof) from the date of commencement of benefit payments to the Participant (or pre-retirement survivor annuity benefit payments to the Surviving Spouse) under the Retirement Plan and tax-qualified Affiliated Plans, the benefit payable to the Participant (or pre-retirement survivor annuity benefit payable to the Surviving Spouse) under the Plan shall be determined under this Section 3 prior to adjustment for any reduction for commencement prior to or any increase for commencement after the Participant’s Normal Retirement Date, (A) first, by determining the difference between the respective accrued benefits payable upon the Normal Retirement Date under each of (I) the Plan and (II) the Retirement Plan and Affiliated Plans and (B) then, applying any appropriate reduction for commencement of the benefit due under the Plan prior to or any increase for commencement of benefits after the Normal Retirement Date.

(b)     The supplemental annual retirement benefit provided under this Section 3, prior to application of any reduction for commencement prior to, or any increase for commencement after, the Participant’s Normal Retirement Date, shall be determined as of the date of the Participant’s Separation from Service and payments shall commence on the first day of the calendar month that follows the date below, elected by the Participant in accordance with the procedure set forth in Section 3(e), but not before the date that is not more than 30 days following the earlier of (and without actuarial adjustment for such postponement) (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the date of death of the Participant following such Separation from Service.  Subject to the foregoing clauses (i) and (ii), the Participant may elect to commence payment of benefits on one of, respecting the Participant (A) the later of the attainment of age 55 and the date of Separation from Service, (B) the later of the Normal Retirement Date and the date of Separation from Service or (C) the latest of the attainment of age 55, the date of Separation from Service and a specific calendar date elected by the Participant.  The amount of supplemental annual retirement benefits that are determined and postponed for six (6) months or such shorter period due to the death of the Participant, under clause (i) or (ii) above, shall be paid to the Participant (or, if applicable, the Participant’s Surviving Spouse or beneficiary) in a lump sum, together with interest  accrued thereon (not compounded), at the rate of  the applicable interest rate (within the meaning provided under the definition of Actuarial Equivalent as in effect at such time under the Retirement Plan) minus 200 basis points, on the date payment of the benefit under this Section 3 commences.

(c)     Any pre-retirement survivor annuity payable to a Participant’s Surviving Spouse under this Section 3  shall be payable commencing on the date of the Participant’s death; provided that, if such Participant had not attained age 55 on the date of the Participant’s Separation from Service or the Participant’s death prior to such Separation from Service, as the case may be, the pre-retirement survivor annuity shall be payable to the Surviving Spouse commencing on the first day of the calendar month coincident with or next following the date that the Participant would have attained age 55.  The pre-retirement survivor annuity shall be payable to the Surviving Spouse for the life of the Surviving Spouse in any form of pre-retirement survivor annuity that may be payable to the Surviving Spouse under the Retirement Plan as elected by the Participant in accordance with Section 3(e) hereunder.  Payment of the pre-retirement survivor annuity benefit shall commence as soon as may be practicable after the date on which the Participant died or would have attained age 55, as the case may be above, but not later than the later of the last day of the taxable year on or following such date or the first March 15 to occur on or following such date, provided, that the Surviving Spouse shall not be permitted to select the taxable year of the Surviving Spouse in which payments commence.

(d)     The benefits provided under this Section 3 shall be paid to the Participant (or to any beneficiary designated by the Participant in accordance with the Retirement Plan, or to the Participant’s Surviving Spouse if eligible for a spouse’s survivor benefit under the Retirement Plan) in any form of life annuity benefit that is permitted under the Retirement Plan as of the date elected by the Participant in accordance with Section 3(e), which form of benefit may differ from the form of benefit payable under the Retirement Plan.  A “life annuity” benefit is a monthly benefit for the life (or life expectancy) of the Participant or a joint and survivor benefit for the life (or joint life expectancy) of the Participant and either the Participant’s Surviving Spouse or the Participant’s designated beneficiary.  A “life annuity” may include a period certain option provided under the Retirement Plan.  If an annuity and period certain option has been elected and, after payments have commenced, there is no designated original or successive beneficiary surviving the Participant, any payments remaining during a period certain shall be continued to the Participant’s Surviving Spouse (if any) and, after the death of the Surviving Spouse, to the Participant’s descendants living at the time of death per stirpes, or if none of the foregoing survives the Participant to the end of such period, to the Participant’s estate.  Anything to the contrary herein (other than as provided in Section 3(f)) notwithstanding, the benefit payable to a Participant (or pre-retirement survivor annuity benefit payable to a Surviving Spouse) under this Section 3 shall not be paid in a lump sum (other than the amount postponed for up to six (6) months under clause (i) and (ii) of Section 3(b)).

(e)     The Participant shall elect, which election shall be made not later than thirty (30) days after the last day of the first Plan Year  in which the Participant accrues a benefit under the Plan, the date of commencement of benefits and the form of payment of benefit due under this Section 3; provided, that (x) any Participant having an accrued benefit as of December 31, 2007 may elect at any time on or before December 31, 2007 and (y) any Participant having an accrued benefit as of December 31, 2008 may elect at any time on or before December 31, 2008

(including Participants exercising such election under clause (x)), the date of commencement and form of payment of benefit due under this Section 3; provided, that (A) Participants who are receiving payments of their benefit hereunder that commenced or is scheduled to commence on or prior to December 31, 2007 shall not be entitled to such election and (B) for Participants whose benefit hereunder commences or is scheduled to commence after December 31, 2007 and on or prior to December 31, 2008, an election under clause (y) shall not be permitted.  Such election shall be in a form determined by the Committee.  The Participant may, at any time and from time to time as permitted by the Committee in its sole discretion, elect a different form of benefit permitted at such time under Section 3(d), provided, that such different form is of an actuarially equivalent value to the form of benefit previously so elected.  The foregoing to the contrary notwithstanding, a Participant who has not incurred a Separation from Service may subsequently elect to change (A) the date for commencement of payments to a different date permitted under Section 3(b)(A), (B) or (C) (subject to Section 3(b)(i) and (ii)) and (B) the form of payment to a different form of payment permitted under Section 3(c) or 3(d) (other than a life annuity having an actuarially equivalent value to the form of benefit previously so elected), provided, that (p) the election is made at least twelve (12) months prior to the date that the payment of benefits under this Section 3 were initially scheduled to commence and (q) the date for commencement of payment of such benefits is at least five (5) years later than the date that such benefits otherwise were initially scheduled to commence.  If a Participant has not timely elected a date and form of payment of the Participant’s benefit (other than the pre-retirement survivor benefit under Section 3(c)), the Participant shall be deemed to have elected to receive payment of the Participant’s benefit on the later of attainment of the Participant’s Normal Retirement Date and the date of Separation from Service in the form of a single life annuity if the Participant is not married on the date of the Participant’s Separation from Service and in the form of a spousal joint and 50% survivor annuity if the Participant is married.

(f)      Anything in this Section 3 to the contrary notwithstanding:

(i)      the Committee may, in its discretion, in writing direct that the benefit payable under this Section 3 with respect to a Participant be paid as an actuarially equivalent single sum payment upon a Separation from Service or at any time thereafter (or to the Surviving Spouse, or if there shall be no Surviving Spouse, to the beneficiary of a deceased Participant), if at such time the actuarially equivalent lump sum present value of such benefit is not more than the maximum amount then in effect pursuant to section 402(g)(1)(B) of the Code, such amount represents the Participant’s entire interest in the Plan and all other nonqualified defined benefit pension plans of the Company and all Affiliated Employers, and is paid not later than the later of the last day of the calendar year, or two and one-half months after the date, in which the Committee exercises such discretion in writing; and

(ii)     the Committee shall direct that the benefit payable under this Section 3 with respect to a Participant (or the Surviving Spouse, or if there shall be no Surviving Spouse, to the beneficiary of a deceased Participant) be paid as an actuarially equivalent lump sum payment upon the occurrence of a Change of Control.  A “Change of Control” shall mean the first to occur of:

(A)    Any person or group of persons (for which purpose in this Section 3(f)(ii) shall have the meaning as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) becomes over a 12-month period the owner of 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of ACCO Brands Corporation, excluding, however, any acquisition of Voting Securities: (1) directly from ACCO Brands Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from ACCO Brands Corporation, (2) by ACCO Brands Corporation or a subsidiary of ACCO Brands Corporation, or (3) by an employee benefit plan (or related trust) sponsored or maintained by ACCO Brands Corporation or entity controlled by ACCO Brands Corporation;

(B)    Individuals who constitute the Board cease for any reason, during any 12-month period, to constitute at least a majority of the Board, provided, that any individual becoming, during any such 12-month period, a director whose election, or nomination for election by ACCO Brands Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of such majority of the Board;

(C)    ACCO Brands Corporation shall be merged or consolidated with another corporation or entity, or a Voting Securities of ACCO Brands Corporation are acquired in which, as a result thereof, any one person or group of persons acquires ownership of more than 50% of the combined Voting Securities of ACCO Brands Corporation or the surviving or resulting corporation or entity immediately thereafter, as the case may be, (including any Voting Securities in ACCO Brands Corporation previously acquired and then held by such person or persons), unless (1) such person or persons previously acquired Voting Securities resulting in a Change of Control pursuant to Section 3(f)(ii)(A) or (2) the stockholders of the Company immediately prior thereto own at least 50% of the combined Voting Securities of ACCO Brands Corporation or the surviving or resulting corporation or entity, as the case may be, immediately thereafter; or

(D)    In any transaction, or series of transactions during a 12-month period, any person purchases or otherwise acquires assets of the Company having a gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately prior to such transaction (or immediately prior to the first in such series of transactions).  For the purpose of this subparagraph (D), any transaction with a related person (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B) shall be disregarded.

The foregoing determination of a “Change of Control” of ACCO Brands Corporation shall be made with due regard for the rules governing attribution of stock ownership under section 318(a) of the Code and the owner of all outstanding vested options shall be regarded as an owner of shares of Voting Securities underlying such option.

In determining actuarial equivalency of a single sum payment in cash, the interest rate used shall be the “applicable interest rate” and the mortality table used shall be the “applicable mortality table” (within the meaning provided under the definition of Actuarial Equivalent as in effect at such time under the Retirement Plan).

Section 4.  Supplemental Profit-Sharing Balances.

(a)     Effective the Effective Date, all undistributed supplemental profit-sharing awards, together with the balance of the net investment earnings and gains (or losses) thereon shall be deemed transferred to the ACCO Brands Corporation (Frozen) Deferred Compensation Plan (“Frozen Plan”) and thereupon the terms of the Plan shall not apply to such amounts which amounts shall instead be subject to the terms of the Frozen Plan.

Section 5.  Funding.

(a)     Benefits under the Plan shall not be funded in order that the Plan may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Amounts payable under the Plan shall at all times be subject to the claims of the Company’s general creditors.  The Company shall not be required to segregate any cash or other property in connection with any amount payable under the Plan. There shall be no posting of a bond, promissory note or any other safeguard to assure that the Participant shall be paid.  The sole security for payment under the terms of the Plan is the Company’s promise to pay. The Company shall not, by virtue of any provisions of the Plan, be deemed to be a trustee of any property or amount under the Plan.

(b)     Anything in Section 5(a) to the contrary notwithstanding, the Company may establish a trust (the “Rabbi Trust”) in which to hold cash or other assets to be used to make payments to the Participants, their Surviving Spouses and beneficiaries of the benefits due under the Plan; which Rabbi Trust may also hold cash or other assets for similar plans maintained by the Company or any Affiliated Employer; provided, that the trust assets of the Rabbi Trust attributable to the Participants of the Company under the Plan shall at all times remain subject to the claims of general creditors of the Company in the event of the Company’s insolvency.  Investments under a Rabbi Trust respecting benefits payable under the Plan shall be at the discretion of the Investment Committee of the Retirement Plan.  The Company shall remain liable for paying the benefits under the Plan, provided, that any payment of benefits made by the Rabbi Trust shall satisfy the Company’s obligation to make such payment to the affected Participant, Surviving Spouse or beneficiary.  Following termination of the Plan, all amounts remaining in such Rabbi Trust after payment of all benefits payable to all Participants (and their beneficiaries) shall revert to the Company.

(c)     Anything in the Plan or in any trust providing benefits under the Plan to the contrary notwithstanding, no asset of any such trust shall be located outside the United States of America.

Anything in the Plan to the contrary notwithstanding, at no time shall any asset of the Company or any Affiliate be restricted, set aside, reserved or transferred in trust for the benefit of (i) any Participant under the Plan, as a result of a change in the financial health of the Company or any Affiliate or (ii) an applicable covered employee (to the extent applicable under section 409A(b)(3)(A)(i) of the Code) or other employee, that is a Participant under the Plan, at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by the Company or any Affiliate (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with the Company or any Affiliate).  For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in section 409A(b)(3) of the Code.

Section 6.  Supplemental Tax Deferred Amounts And Related Company Matching Awards.

(a)     Effective the Effective Date, all undistributed supplemental tax deferred amounts and related Company matching awards, together with the balance of the net investment earnings and gains (or losses) thereon shall be deemed transferred to the Frozen Plan and thereupon the terms of the Plan shall not apply to such amounts which amounts shall instead be subject to the terms of the Frozen Plan.

Section 7.  Administration.

(a)     This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, Participants, Surviving Spouses and beneficiaries. No member of the Committee who is a Participant shall participate in any decision specifically relating to the Participant’s benefit under the Plan (permitting, however, for such purpose participation in all decisions of general application to all Participants). The Plan may be amended or terminated by the Board at any time; provided, that (i) no such amendment or termination shall deprive any Participant (or Surviving Spouse or beneficiary) of benefits accrued under the Plan to the date of such amendment or termination and (ii) any such amendment or termination of the Plan shall not accelerate the payment of any amount from the date on which such amount otherwise is payable hereunder except as permitted pursuant to Treasury Regulation Section 1.409A-3(j). The Committee shall maintain records of supplemental profit-sharing awards and supplemental tax deferred amounts and related Company matching awards pursuant to Section 7 and the assumed investment thereof and records for the calculation of supplemental retirement benefits.

(b)     Any claims for benefits shall be submitted to the Committee.  If any such claim is wholly or partially denied, the Committee shall notify the claimant in writing of its decision.  The notification shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken to submit a request for review.  Such notification shall be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to the claimant within the initial 90-day period).  If such notification is not given within such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

(c)     Within 60 days after the date on which the claimant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred), the claimant (or the claimant’s duly authorized representative) may (i) file a written request with the Committee for a review of the denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee.  The Committee shall notify the claimant of its decision in writing.  Such notification shall be written in a manner calculated to be understood by the average person and shall contain specific reasons for the decision as well as specific referrals to pertinent Plan provisions.  The decision on review shall be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to you within the initial 60-day period).  If the decision on review is not made within such period, the claim shall be considered denied.

(d)     No member of the Committee, member of the Board, officer or any other employee of the Company or any subsidiary of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member of the Committee or the Board, other officer, agent or employee or, except in circumstances involving such person’s bad faith, for anything done or omitted to be done by himself.

Section 8.  Nonassignability. No Participant, Surviving Spouse or beneficiary shall have the right to assign, pledge or otherwise dispose of any benefits payable to him or her hereunder nor shall any benefit hereunder be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Section 9.  No Guarantee of Employment.  Neither the creation nor any amendment of the Plan nor anything contained herein shall be construed as giving any Participant hereunder any right to remain in the employ of the Company or an Affiliated Employer.

Section 10.  Incompetency.  If any Participant, Surviving Spouse or beneficiary is, in the opinion of the Committee, legally incapable of giving a valid receipt and discharge for any payment, the Committee may, at its option, direct that such payment or any part thereof be made to such person or persons who in the opinion of the Committee are caring for and supporting such Participant, Surviving Spouse or beneficiary, unless it has received due notice of claim from a duly appointed guardian or conservator of the estate of the Participant, Surviving Spouse or beneficiary.  A payment so made shall be complete discharge of the obligations under the Plan.

Section 11.  Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provision had never been provided herein.

Section 12.  Applicable Law.  To the extent not preempted by the laws of the United States of America, the laws of the State of Illinois shall be the controlling state law and shall apply in all matters relating to the Plan.